Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS STRONG SECOND QUARTER RESULTS

Company Raises Full-Year 2024 EPS Outlook
Company Grows Development Pipeline by 7% and System Size by 4%
PARSIPPANY, N.J., July 24, 2024 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended June 30, 2024. Highlights include:
•Global RevPAR grew 2% in constant currency.
•System-wide rooms grew 4% year-over-year.
•Opened over 18,000 rooms globally, including over 7,000 in the U.S., which represented a year-over-year increase of 16%, and the first ECHO Suites Extended Stay by Wyndham.
•Awarded 180 development contracts globally, including 96 contracts in the U.S., which represented an increase of 33% year-over-year.
•Development pipeline grew 1% sequentially and 7% year-over-year to a record 245,000 rooms.
•Ancillary revenues increased 6% compared to second quarter 2023.
•Diluted earnings per share increased 30%, to $1.07, and adjusted diluted EPS grew 22%, to $1.13, or 12% on a comparable basis.
•Net income was $86 million for the second quarter, a 23% increase over the prior-year quarter; adjusted net income was $91 million, a 14% increase over the prior-year quarter.
•Adjusted EBITDA increased 13% compared with the prior-year quarter, to $178 million, or 6% on a comparable basis.
•Returned $162 million to shareholders through $131 million of share repurchases and quarterly cash dividends of $0.38 per share.
•Successfully completed the repricing of its Term Loan B Facility, reducing its interest rate by 60 basis points to SOFR plus 1.75%, and upsizing the facility by $400 million.
“The resilience and highly cash generative nature of our business model was once again on full display this quarter,” said Geoff Ballotti, president and chief executive officer. “Amid a normalizing domestic RevPAR environment, we delivered strong adjusted EBITDA driven by net room and ancillary fee growth. We awarded 33% more hotel contracts domestically which grew our development pipeline to a record 245,000 rooms, and drove significant increases in our U.S, international and global royalty rates. Year-to-date, we’ve returned over $250 million to shareholders, representing 4% of our beginning market capitalization this year."

System Size and Development

	Rooms
	June 30, 2024	June 30, 2023	YOY Change (bps)
United States	499,400	495,100	90
International	385,500	356,400	820
Global	884,900	851,500	390
The Company's global system grew 4%, reflecting 1% growth in the U.S. and 8% internationally. As expected, these increases included 3% growth in the higher RevPAR midscale and above segments in the U.S., as well as strong growth in the Company's two highest international RevPAR regions, EMEA and Latin America, which grew 12% and 11%, respectively. The Company continued to improve its retention rate and remains solidly on track to achieve its net room growth outlook of 3 to 4% for the full year 2024.
On June 30, 2024, the Company's global development pipeline consisted of approximately 2,000 hotels and 245,000 rooms, representing another record-high level and a 7% year-over-year increase. Key highlights include:
•5% growth in the U.S. and 9% internationally
•16th consecutive quarter of sequential pipeline growth
•Approximately 70% of the pipeline is in the midscale and above segments, which grew 4% year-over-year
•Approximately 14% of the pipeline represents ECHO Suites Extended Stay by Wyndham.
•Approximately 58% of the pipeline is international
•Approximately 79% of the pipeline is new construction, of which approximately 35% has broken ground
•During the second quarter of 2024, the Company awarded 180 new contracts, including 96 contracts in the U.S., which represented an increase of 33% year-over-year.
RevPAR

	Second Quarter 2024	YOY Constant Currency % Change
United States	$55.44	—%
International	34.11	7
Global	45.99	2
Second quarter global RevPAR increased 2% in constant currency compared to 2023, reflecting flat growth in the U.S. and 7% growth internationally.

In the U.S., the Company's midscale and above segments grew RevPAR 2% year-over-year while RevPAR for its economy segment declined 2%. Overall, U.S. RevPAR results were driven by growth of 90 basis points in occupancy, partially offset by a decline of 50 basis points in ADR. Importantly, RevPAR growth in the U.S. accelerated during the second quarter, improving 520 basis points sequentially, including an improvement of 560 basis points for its U.S. economy brands.
Compared to 2019, which neutralizes the impact of COVID recovery timing, the Company grew RevPAR for its economy and midscale brands by 9% and 8%, respectively, while RevPAR for its upscale and above brands continued to lag 2019 by 2%.
Internationally, RevPAR for the Company's Latin America, EMEA and Canada regions collectively increased 15% due to both continued pricing power, with ADR up 13%, and occupancy growth of 2%. RevPAR for the Company's APAC region declined 12% primarily due to a difficult year-over-year comparison resulting from that region's COVID recovery timing in second quarter 2023. APAC occupancy declined 7% and ADR declined 5%.
Compared to 2019, which neutralizes the impact of COVID recovery timing, the Company more than doubled the RevPAR for its Latin America, EMEA and Canada regions, while RevPAR for its APAC region continued to lag 2019 by 11%.
Second Quarter Operating Results
•Fee-related and other revenues were $366 million compared to $358 million in second quarter 2023, reflecting global net room growth of 4% and a 6% increase in ancillary revenue streams, partially offset by a $3 million decline in management fees, in part due to the exit of the Company's U.S. management business.
•The Company generated net income of $86 million compared to $70 million in second quarter 2023. The increase was primarily reflective of higher adjusted EBITDA, a benefit in connection with the reversal of a spin-off related matter and a lower effective tax rate, partially offset by higher interest expense and restructuring costs.
•Adjusted EBITDA grew 13% to $178 million compared to $158 million in second quarter 2023. This increase included a $10 million favorable impact from marketing fund variability, excluding which adjusted EBITDA grew 6% primarily reflecting higher fee-related and other revenues, disciplined cost management given the recent RevPAR environment as well as a benefit from insurance recoveries.
•Diluted earnings per share was $1.07 compared to $0.82 in second quarter 2023. This increase reflects higher net income and the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS grew 22% to $1.13 compared to $0.93 in second quarter 2023. This increase included $0.09 per share related to expected marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased 12% year-over-year reflecting comparable adjusted EBITDA growth and the benefit of share repurchase activity partially offset by higher interest expense.
•During second quarter 2024, the Company’s marketing fund expenses exceeded revenues by $5 million, in line with expectations; while in second quarter 2023, the Company’s marketing fund expenses exceeded revenues by $15 million, resulting in $10 million of marketing fund variability. The Company continues to expect marketing fund revenues to equal expenses during full-year 2024.

Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Balance Sheet and Liquidity
The Company generated $1 million of net cash provided by operating activities (inclusive of $42 million of payments related to the Company's successful defense of a hostile takeover attempt) and generated adjusted free cash flow of $69 million in second quarter 2024. The Company ended the quarter with a cash balance of $70 million and approximately $820 million in total liquidity.
The Company’s net debt leverage ratio was 3.5 times at June 30, 2024, the midpoint of the Company’s 3 to 4 times stated target range.
In May 2024, the Company successfully repriced and upsized its outstanding Senior Secured Term Loan B Facility ("Prior Term Loan B"). The new Senior Secured Term Loan B Facility ("New Term Loan B") has an outstanding principal balance of $1.5 billion, which includes an upsize of $400 million. The facility has an interest rate of SOFR plus 1.75%, representing a 60 basis point reduction to the Prior Term Loan B.
Share Repurchases and Dividends
During the second quarter, the Company repurchased approximately 1.8 million shares of its common stock for $131 million. Year-to-date through June 30, the Company repurchased approximately 2.6 million shares of its common stock for $188 million.
The Company paid common stock dividends of $31 million, or $0.38 per share, during the second quarter 2024 and $63 million, or $0.76 per share, year-to-date.
Full-Year 2024 Outlook
The Company is refining its outlook as follows:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	3 - 4%	3 - 4%
Year-over-year global RevPAR growth	Approx. flat	2 - 3%
Fee-related and other revenues	$1.41 - $1.43 billion	$1.43 - $1.46 billion
Adjusted EBITDA	$690 - $700 million	$690 - $700 million
Adjusted net income	$338 - $348 million	$341 - $351 million
Adjusted diluted EPS	$4.20 - $4.32	$4.18 - $4.30
Adjusted free cash flow conversion rate	~60%	~60%

NOTE:    Outlook for adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate excludes all previous 2024 expenses and cash outlays associated with the Company's defense of an unsuccessful hostile takeover attempt.
The reduction in RevPAR and fee-related and other revenues reflects a more moderated RevPAR acceleration than previously anticipated. The reduction in adjusted net income represents an increase in interest expense due to the upsizing of the Company's term loan B. This impact was more than offset in adjusted diluted EPS by second quarter share repurchase activity.

Year-over-year growth rates for adjusted EBITDA, adjusted net income and adjusted diluted EPS are not comparable due to full-year 2023 marketing fund revenues exceeding expenses by $9 million, which substantially completed the recovery of the $49 million support the Company provided to its owners during COVID. The Company continues to expect marketing fund revenues to equal expenses during full-year 2024 though seasonality of spend will affect the quarterly comparisons throughout the year.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, July 25, 2024 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 245-3047 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on July 25, 2024. A telephone replay will be available for approximately ten days beginning at noon ET on July 25, 2024 at 800 757-4764.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,200 hotels across over 95 countries on six continents. Through its network of nearly 885,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 110 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit https://investor.wyndhamhotels.com. The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the Company's social media channels, including the Company's LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company's website and the Company's social media channels in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. Forward-looking statements are any statements other than statements of historical fact, including those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; global or regional health crises or pandemics (such as the COVID-19 pandemic) including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas, respectively; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenues
Royalties and franchise fees	$144	$142	$260	$263
Marketing, reservation and loyalty	150	145	267	265
Management and other fees	2	5	5	8
License and other fees	31	29	57	53
Other	39	37	80	76
Fee-related and other revenues	366	358	669	665
Cost reimbursements	1	4	2	9
Net revenues	367	362	671	674

Expenses
Marketing, reservation and loyalty	155	160	285	284
Operating	17	23	36	43
General and administrative	32	31	60	61
Cost reimbursements	1	4	2	9
Depreciation and amortization	17	19	37	37
Transaction-related	5	4	46	4
Impairment	—	—	12	—
Restructuring	7	—	9	—
Separation-related	(12)	(2)	(11)	—
Total expenses	222	239	476	438

Operating income	145	123	195	236
Interest expense, net	30	24	59	46
Early extinguishment of debt	3	3	3	3

Income before income taxes	112	96	133	187
Provision for income taxes	26	26	31	50
Net income	$86	$70	$102	$137

Earnings per share
Basic	$1.07	$0.82	$1.27	$1.59
Diluted	1.07	0.82	1.26	1.59

Weighted average shares outstanding
Basic	80.4	85.3	80.7	85.9
Diluted	80.7	85.7	81.2	86.4

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segment presented below represents our operating segment for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segment, we also consider the nature of services provided by our operating segment. Management evaluates the operating results of our reportable segment based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segment which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2024	$305	$367	n/a	n/a	n/a
2023	313	362	$402	$321	$1,397
Adjusted EBITDA
2024	$158	$195	n/a	n/a	n/a
2023	164	175	$215	$173	$727

Corporate and Other
Net revenues
2024	$—	$—	n/a	n/a	n/a
2023	—	—	$—	$—	$—
Adjusted EBITDA
2024	$(17)	$(17)	n/a	n/a	n/a
2023	(17)	(17)	$(15)	$(19)	$(68)

Total Company
Net revenues
2024	$305	$367	n/a	n/a	n/a
2023	313	362	$402	$321	$1,397
Net income
2024	$16	$86	n/a	n/a	n/a
2023	67	70	$103	$50	$289
Adjusted EBITDA
2024	$141	$178	n/a	n/a	n/a
2023	147	158	$200	$154	$659

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities
Net income	$102	$137
Depreciation and amortization	37	37
Payments related to hostile takeover defense	(46)	—
Payments of development advance notes, net	(64)	(31)
Working capital and other, net	48	33
Net cash provided by operating activities	77	176
Investing activities
Property and equipment additions	(16)	(18)
Loan advances, net	(15)	(1)
Net cash used in investing activities	(31)	(19)
Financing activities
Proceeds from long-term debt	1,703	1,138
Payments of long-term debt	(1,477)	(1,149)
Dividends to shareholders	(63)	(61)
Repurchases of common stock	(186)	(164)
Other, net	(9)	(18)
Net cash used in financing activities	(32)	(254)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1)	(1)
Net increase/(decrease) in cash, cash equivalents and restricted cash	13	(98)
Cash, cash equivalents and restricted cash, beginning of period	66	161
Cash, cash equivalents and restricted cash, end of period	$79	$63

Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$1	$83	$77	$176
Less: Property and equipment additions	(7)	(9)	(16)	(18)
Plus: Payments of development advance notes, net	33	18	64	31
Free cash flow	27	92	125	189
Plus: Adjusting items (a)	42	—	46	—
Adjusted free cash flow	$69	$92	$171	$189

(a)    Represents payments related to the Company's defense of an unsuccessful hostile takeover attempt.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

		As of June 30, 2024	As of December 31, 2023
Assets
Cash and cash equivalents		$70	$66
Trade receivables, net		275	241
Property and equipment, net		81	88
Goodwill and intangible assets, net		3,089	3,104
Other current and non-current assets		636	534
Total assets		$4,151	$4,033

Liabilities and stockholders' equity
Total debt		$2,427	$2,201
Other current liabilities		437	422
Deferred income tax liabilities		326	325
Other non-current liabilities		338	339
Total liabilities		3,528	3,287
Total stockholders' equity		623	746
Total liabilities and stockholders' equity		$4,151	$4,033

Our outstanding debt was as follows:
	Weighted Average Interest Rate (a)	As of June 30, 2024	As of December 31, 2023
$750 million revolving credit facility (due April 2027)	7.2%	$—	$160
$400 million term loan A (due April 2027)	7.2%	374	384
$1.5 billion term loan B (due May 2030)	4.3%	1,521	1,123
$500 million 4.375% senior unsecured notes (due August 2028)	4.4%	496	495
Finance leases	4.5%	36	39
Total debt	5.0%	2,427	2,201
Cash and cash equivalents		70	66
Net debt		$2,357	$2,135
Net debt leverage ratio		3.5x	3.2x

(a)    Represents weighted average interest rates for the second quarter 2024, including the effects of hedging.

Our outstanding debt as of June 30, 2024 matures as follows:
Amount
Within 1 year	$44
Between 1 and 2 years	52
Between 2 and 3 years	344
Between 3 and 4 years	23
Between 4 and 5 years	519
Thereafter	1,445
Total	$2,427

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Six Months Ended June 30,
	2024	2023	Change	% Change
Beginning Room Count (January 1)
United States	497,600	493,800	3,800	1%
International	374,200	348,700	25,500	7
Global	871,800	842,500	29,300	3

Additions
United States	14,400	12,500	1,900	15
International	16,800	15,500	1,300	8
Global	31,200	28,000	3,200	11

Deletions
United States	(12,600)	(11,200)	(1,400)	(13)
International	(5,500)	(7,800)	2,300	29
Global	(18,100)	(19,000)	900	5

Ending Room Count (June 30)
United States	499,400	495,100	4,300	1
International	385,500	356,400	29,100	8
Global	884,900	851,500	33,400	4%

	As of June 30,				FY 2023 Royalty Contribution
	2024	2023	Change	% Change
System Size
United States
Economy	227,800	231,600	(3,800)	(2%)
Midscale and Above	271,600	263,500	8,100	3
Total United States	499,400	495,100	4,300	1%	80%

International
Greater China	175,900	164,600	11,300	7%	3
Rest of Asia Pacific	36,400	32,600	3,800	12	2
Europe, the Middle East and Africa	90,100	80,600	9,500	12	7
Canada	39,800	39,500	300	1	5
Latin America	43,300	39,100	4,200	11	3
Total International	385,500	356,400	29,100	8%	20

Global	884,900	851,500	33,400	4%	100%

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended June 30, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$44.76	(2%)
Midscale and Upper Midscale	62.64	2
Upscale and Above	108.70	—
Total United States	$55.44	—%

International
Greater China	$14.51	(17%)
Rest of Asia Pacific	30.43	3
Europe, the Middle East and Africa	57.48	15
Canada	57.29	3
Latin America	48.42	37
Total International	$34.11	7%

Global	$45.99	2%

	Three Months Ended June 30,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.7%	4.6%	9 bps
International	2.4%	2.4%	6 bps
Global	4.0%	3.9%	4 bps

	Six Months Ended June 30, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$38.84	(5%)
Midscale and Upper Midscale	55.04	(1)
Upscale and Above	98.40	1
Total United States	$48.54	(2%)

International
Greater China	$14.67	(5%)
Rest of Asia Pacific	31.00	4
Europe, the Middle East and Africa	49.92	13
Canada	49.34	2
Latin America	50.41	39
Total International	$31.76	10%

Global	$41.14	1%

	Six Months Ended June 30,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.6%	4.6%	7 bps
International	2.4%	2.3%	8 bps
Global	3.9%	3.9%	1 bp

(a)    International and global exclude the impact of currency exchange movements.
(b)    Amounts may not recalculate due to rounding.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2024	$36.28	$45.99	n/a	n/a	n/a
2023	$37.20	46.47	$49.71	$38.90	$43.10
U.S. RevPAR
2024	$41.68	$55.44	n/a	n/a	n/a
2023	$43.84	55.26	$58.46	$44.06	$50.42
International RevPAR
2024	$29.38	$34.11	n/a	n/a	n/a
2023	$27.99	34.44	$38.05	$32.12	$33.21
Global Rooms
2024	876,300	884,900	n/a	n/a	n/a
2023	844,800	851,500	858,000	871,800	871,800
U.S. Rooms
2024	499,100	499,400	n/a	n/a	n/a
2023	494,400	495,100	495,700	497,600	497,600
International Rooms
2024	377,200	385,500	n/a	n/a	n/a
2023	350,400	356,400	362,300	374,200	374,200

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted diluted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered in isolation or as a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Net Income to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2024
Net income	$16	$86
Provision for income taxes	6	26
Depreciation and amortization	20	17
Interest expense, net	28	30
Early extinguishment of debt (a)	—	3
Stock-based compensation	10	10
Development advance notes amortization	5	6
Restructuring costs (b)	3	7
Transaction-related (c)	41	5
Separation-related (d)	—	(12)
Impairment (e)	12	—
Adjusted EBITDA	$141	$178

2023
Net income	$67	$70	$103	$50	$289
Provision for income taxes	24	26	33	25	109
Depreciation and amortization	19	19	19	20	76
Interest expense, net	22	24	27	29	102
Early extinguishment of debt (a)	—	3	—	—	3
Stock-based compensation	9	9	10	11	39
Development advance notes amortization	3	4	4	5	15
Transaction-related (c)	—	4	1	5	11
Separation-related (d)	2	(2)	—	—	1
Foreign currency impact of highly inflationary countries (f)	1	1	3	9	14
Adjusted EBITDA	$147	$158	$200	$154	$659

NOTE: Amounts may not add due to rounding.
(a)    Amount in 2024 and 2023 relates to non-cash charges associated with the Company's refinancing of its term loan B.
(b)    Represents charges associated with the Company's 2024 restructuring plan consisting primarily of employee related costs.
(c)    Represents costs related to corporate transactions, including the Company's defense of an unsuccessful hostile takeover attempt and the Company's repricing and upsizing of its term loan B.
(d)    Represents costs (income) associated with the Company's spin-off from Wyndham Worldwide.
(e)    Primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.
(f)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Diluted EPS	$1.07	$0.82	$1.26	$1.59

Net income	$86	$70	$102	$137

Adjustments:
Transaction-related	5	4	46	4
Acquisition-related amortization expense (a)	6	7	13	14
Impairment	—	—	12	—
Restructuring costs	7	—	9	—
Early extinguishment of debt	3	3	3	3
Separation-related	(12)	(2)	(11)	—
Foreign currency impact of highly inflationary countries	—	1	—	3
Total adjustments before tax	9	13	72	24
Income tax provision (b)	4	3	19	6
Total adjustments after tax	5	10	53	18
Adjusted net income	$91	$80	$155	$155
Adjustments - EPS impact	0.06	0.11	0.65	0.20
Adjusted diluted EPS	$1.13	$0.93	$1.91	$1.79

Diluted weighted average shares outstanding	80.7	85.7	81.2	86.4

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2024 OUTLOOK
As of July 24, 2024
(In millions, except per share data)

2024 Outlook (a)
Fee-related and other revenues	$1,410 – 1,430
Adjusted EBITDA	690 – 700
Depreciation and amortization expense (b)	45 – 47
Development advance notes amortization expense	23 – 25
Stock-based compensation expense	41 – 43
Interest expense, net	125 – 127
Adjusted income before income taxes	450 – 464
Income tax expense (c)	113 – 116
Adjusted net income	$338 – 348

Adjusted diluted EPS	$4.20 – 4.32

Diluted shares (d)	80.6

Capital expenditures	Approx. $40
Development advance notes	Approx. $110

Adjusted free cash flow conversion rate	~60%

Year-over-Year Growth
Global RevPAR	Approx. flat
Number of rooms	3% – 4%

NOTE:    Outlook for adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate excludes all previous 2024 expenses and cash outlays associated with the Company's defense of an unsuccessful hostile takeover attempt.
(a)    Year-over-year growth rates for adjusted EBITDA, adjusted net income and adjusted diluted EPS are not comparable due to full-year 2023 marketing fund revenues exceeding expenses by $9 million (before taxes), which substantially completed the recovery of the $49 million support the Company provided to its owners during COVID.
(b)    Excludes amortization of acquisition-related intangible assets of approximately $27 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after June 30, 2024.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Ancillary Revenues: Represents the summation of the license and other fees line item and other revenues line item per the income statement.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Comparable Basis: Represents a comparison eliminating the year-over-year variability of the Company's marketing funds.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: Reflects net cash provided by operating activities excluding development advances, less capital expenditures. The Company believes free cash flow to be a useful operating performance measure to it and investors. This measure helps the Company and investors evaluate its ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects the Company’s ability to grow its business through investments and acquisitions, as well as its ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how the Company will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

Adjusted Free Cash Flow: Represents free cash flow excluding payments related to the Company's defense of an unsuccessful hostile takeover attempt.
Adjusted Free Cash Flow Conversion Rate: Represents the percentage of adjusted EBITDA that is converted to adjusted free cash flow and provides insights into how efficiently the Company is able to turn profits into cash available for use, such as for investments (including development advance notes), debt reduction, dividends or share repurchases.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on the Company's franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.